PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.48 PER SHARE FOR THE THIRD QUARTER

HUNT VALLEY, MARYLAND – November 1, 2011 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- and nine-month period ended September 30, 2011.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended September 30, 2011 of $44.5 million or $0.43 per common share.  The $44.5 million of FFO available to common stockholders for the third quarter of 2011 includes a charge of approximately $3.1 million to write-off deferred financing costs associated with the termination of the Company’s 2010 credit facility, $1.5 million of non-cash stock-based compensation expense and a $148 thousand net loss associated with the run-off of owned and operated assets.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.48 per common share for the three-month period ended September 30, 2011.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: results of operations of owned and operated facilities during the period, expenses associated with acquisitions and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “Third Quarter 2011 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended September 30, 2011, the Company reported net income of $21.4 million and net income available to common stockholders of $21.4 million, or $0.21 per diluted common share on operating revenues of $72.8 million.  This compares to net income of $17.0 million and net income available to common stockholders of $14.7 million, or $0.15 per diluted common share on operating revenues of $69.7 million, for the same period in 2010.

For the nine-month period ended September 30, 2011, the Company reported net income of $33.3 million and net income available to common stockholders of $28.2 million, or $0.28 per diluted common share on operating revenues of $215.9 million.  This compares to net income of $53.5 million and net income available to common stockholders of $46.7 million, or $0.50 per diluted common share on operating revenues of $187.2 million, for the same period in 2010.

The year-to-date decrease in net income was primarily due to: (i) increased depreciation expense associated with over $660 million of new investments (including capital improvements) made throughout 2010 and 2011; (ii) impairment charges related to five real estate assets recorded in the first quarter of 2011; (iii) increased interest expense associated with debt instruments issued and assumed in 2010 primarily related to the asset acquisitions from CapitalSource Inc. (“CapitalSource”); (iv) provisions for uncollectible accounts receivable related to one of our operators; and (v) income associated with cash received from a legal settlement in the first quarter of 2010.  This impact was partially offset by revenue associated with the new investments completed in 2010 and 2011.  In addition to the aforementioned items, net income available to common stockholders was also reduced by a non-cash charge related to the redemption of the Company’s 8.375% Series D Cumulative Redeemable Preferred Stock in the first quarter of 2011.

THIRD QUARTER 2011 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In October 2011, the Company completed approximately $69 million of new investments.
•	In October 2011, the Company declared its quarterly common stock dividend of $0.40 per share.
•	In September 2011, the Company sold a skilled nursing facility for approximately $4.2 million resulting in a gain of approximately $1.8 million.
•	In August 2011, the Company’s Board of Directors authorized a $100 million Stock Repurchase Program.
•	In August 2011, the Company entered into a new $475 million unsecured revolving credit facility.

THIRD QUARTER 2011 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended September 30, 2011 were $72.8 million.  Operating expenses for the three-month period ended September 30, 2011, excluding nursing home expenses for owned and operated assets, totaled $29.3 million and were composed of $24.9 million of depreciation and amortization expense, $2.9 million of general and administrative expense and $1.5 million of stock-based compensation expense.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the three-month period ended September 30, 2011 was a net expense of $23.8 million, which was composed of: (i) $20.1 million of interest expense; (ii) $3.1 million to write-off deferred financing costs associated with the termination of the Company’s 2010 credit facility; and (iii) $0.6 million of amortized deferred financing costs.

Funds From Operations – For the three-month period ended September 30, 2011, reportable FFO available to common stockholders was $44.5 million, or $0.43 per common share on 103 million weighted-average common shares outstanding, compared to $42.5 million, or $0.44 per common share on 96 million weighted-average common shares outstanding, for the same period in 2010.

The $44.5 million of FFO for the three-month period ended September 30, 2011 includes the impact of the $3.1 million write-off of deferred financing costs, approximately $1.5 million of non-cash stock-based compensation expense, and a $148 thousand net loss associated with owned and operated assets.

The $42.5 million of FFO for the third quarter of 2010 includes the impact of $78 thousand of costs associated with the CapitalSource asset acquisitions, $0.5 million of non-cash restricted stock expense, and a $0.5 million net loss associated with owned and operated assets.

Adjusted FFO was $142.0 million, or $1.40 per common share, for the nine-month period ended September 30, 2011, compared to $111.0 million, or $1.20 per common share, for the same period in 2010.  The Company had 9.1 million additional weighted-average shares for the nine months ended September 30, 2011 compared to the same period in 2010.  The increase in weighted-average common shares over the twelve month period was primarily a result of: (i) approximately 3.5 million common shares issued under the equity shelf programs and (ii) approximately 3.4 million common shares issued under the Company’s Dividend Reinvestment and Common Stock Purchase Plan.  For further information see “Funds From Operations” below.

FINANCING ACTIVITIES

$475 Million Unsecured Revolving Credit Facility – On August 16, 2011, the Company entered into a new $475 million unsecured revolving credit facility (the “2011 Credit Facility”).  The 2011 Credit Facility replaces the Company’s previous $320 million revolving senior secured credit facility (the “2010 Credit Facility”).  The 2011 Credit Facility matures in four years, on August 17, 2015.  The 2011 Credit Facility includes an “accordion feature” that permits the Company to expand its borrowing capacity to $600 million.

The 2011 Credit Facility is priced at LIBOR plus an applicable percentage (ranging from 225 basis points to 300 basis points) based on the Company’s consolidated leverage.  In the event the Company achieves at least two investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings, the 2011 Credit Facility will be priced at LIBOR plus an applicable percentage ranging from 150 basis points to 210 basis points (including a facility fee).  The Company’s applicable percentage above LIBOR was 400 basis points at June 30, 2011 under the 2010 Credit Facility.  The Company’s applicable percentage above LIBOR was 250 basis points at September 30, 2011 under the 2011 Credit Facility.  The 2011 Credit Facility will be used for acquisitions and general corporate purposes.

The Company and its subsidiaries terminated the 2010 Credit Facility in connection with the effectiveness of the 2011 Credit Facility.  The Company did not experience any material early termination penalties due to the termination of the 2011 Credit Facility.  For the three month period ending September 30, 2011, the Company recorded a non-cash charge of approximately $3.1 million relating to the write-off of deferred financing costs associated with the termination of the 2010 Credit Facility.

$100 Million Stock Repurchase Program – On August 30, 2011, the Company’s Board of Directors authorized the repurchase of up to $100 million of its outstanding common stock, from time to time, over the next 12 months.

The Company is authorized to repurchase shares of its common stock in open market and privately negotiated transactions at the times, and in the manner and amounts, as determined by the Company’s management and in accordance with the pricing guidelines approved by the Board of Directors and applicable law.  The timing and amount of stock repurchases will depend on a variety of factors, including market conditions and corporate and regulatory considerations.  The Company has no obligation to repurchase any amount of its common stock, and such repurchases, if any, may be discontinued at any time.

On September 30, 2011, the Company entered into open market transactions to repurchase 183,310 of its common stock at an average price of $15.96 per share.  The settlement of these shares occurred on October 5, 2011.

Equity Shelf Program and the Dividend Reinvestment and Direct Stock Purchase Plan – During the nine-month period ended September 30, 2011, the Company sold the following shares of its common stock:

Equity Shelf (At-The-Market) Program for 2011
(in thousands, except price per share)

	Q1	Q2	Q3	Year
	Total	Total	Total	To Date

Number of shares	1,261	158	-	1,419
Average price per share	$22.78	$21.27	$-	$22.61
Net proceeds	$28,145	$3,306	$-	$31,451

Dividend Reinvestment and Direct Stock Purchase Program for 2011
(in thousands, except price per share)

	Q1	Q2	Q3	Year
	Total	Total	Total	To Date

Number of shares	795	1,093	720	2,608
Average price per share	$22.08	$21.17	$19.92	$21.10
Net proceeds	$17,555	$23,136	$14,338	$55,029

PORTFOLIO AND RECENT DEVELOPMENTS

Persimmon Ventures, LLC – On October 31, 2011, the Company completed approximately $69 million of combined new investments with affiliates of Persimmon Ventures, LLC (“Persimmon”) a new operator to the Company.

Purchase / Lease Back Transaction – Effective October 31, the Company purchased three skilled nursing facilities (“SNFs”) located in Maryland (2) and West Virginia (1), totaling 511 beds for a total investment of $44 million, consisting of $ 14 million in cash and the assumption of $30 million, 4.87% (weighted-average) indebtedness guaranteed by the U.S. Department of Housing and Urban Development (“HUD”) maturing between March 2036 and August 2040.

In addition to the purchase / leaseback transaction described above, Omega has held back an additional $17 million of cash in anticipation of taking title to a third Maryland facility within the next several months.  The actual purchase and leaseback is subject to, amongst other things, the completion of a major renovation project.

Mortgage Transaction – Also on October 31, 2011, and simultaneous with the close of the above purchase / leaseback transaction, the Company entered into a first mortgage loan with Persimmon in the amount of $25 million (the “Persimmon Loan”), secured by a lien on three SNFs, totaling 352 beds, all located in Maryland.  The Persimmon Loan will be cross defaulted with the above related leases.

The overall combined transaction, including the aforementioned third Maryland leased facility, totals $86 million, consisting of $56 million in cash and $30 million in assumed HUD indebtedness, with a combined initial annual yield of approximately 10%.  The combined transaction includes 7 facilities located in 2 states with 938 beds.

Nexion Health, Inc. – On July 18, 2011, the Company entered into a $5.0 million first mortgage loan with Nexion Health Management (“Nexion”) to finance Nexion’s purchase of one SNF in Texas.

Connecticut Facilities – In January 2011, upon the Company’s request, a complaint was filed by the State of Connecticut, Commissioner of Social Services (the “State”), against the licensees/operators of the Company’s four Connecticut SNFs, seeking the appointment of a receiver.  The SNFs were leased and operated by FC/SCH and were managed by Genesis.  The Superior Court, Judicial District of Hartford, Connecticut appointed a receiver.

The receiver is responsible for (i) operating the facilities and funding all operational expenses incurred after the appointment of the receiver and (ii) providing the court with recommendations regarding the facilities.  In March, the receiver moved to close all four SNFs and the Company objected.  At the hearing held on April 21, 2011, the Company stated its position that the receiver failed to comply with the statutory requirements prior to recommending the facilities’ closure.  In addition, alternative operators expressed interest in operating several of the facilities.  On April 27, 2011, the Court granted the receiver’s motion and ordered the facilities closed.

The Company timely filed its notice of appeal, taking the position that the Court's Order (the “Order”) is final and appealable, and erroneous.  Following the Company’s notice of appeal, the Company negotiated a stipulation with the State and the receiver which afforded it significant concessions.  Those concessions included: (a) an agreed recognition of the Company as a secured lienholder with a priority claim, (b) an accelerated time frame for the (i) allocation by the receiver of collected funds between pre- and post- receivership periods, and (ii) disbursement to the Company of pre-receivership funds collected, and (c) an agreement by the State that it would forego its right to seek recoupment of pre-receivership funds as reimbursement for post-receivership advances.  In exchange for these concessions (among others), the Company withdrew its appeal.

As of the date of this release, all of the residents of the four facilities have been relocated, the receiver has surrendered possession of three of the facilities to the Company, and the receiver’s surrender of possession to the Company of the one remaining facility will take place no later than November 1, 2011. The Company is actively marketing the facilities for sale and/or lease (for purposes other than the operation of skilled nursing care).

As a result of the Court’s Order, the Company recorded an impairment charge of $24.4 million during the three-month period ended March 31, 2011, in accordance with US Generally Accepted Accounting Principles, to reduce the carrying values of the Connecticut facilities to their fair values.  While this impairment charge reduced first quarter and year-to-date net income, the closure of the facilities does not impact the Company’s adjusted FFO guidance, which is discussed below.

FC/SCH Facilities – On June 15, 2011, the Company executed an Agreement To Enter Into Master Lease And Restructure Certain Obligations (“MTA”) with Genesis Healthcare, LLC (“Genesis”) and FC/SCH Partners, LLC and FC Properties WV, LLC (previously referred to as “Formation” and hereafter “FC/SCH”) related to the eleven facilities currently leased by FC/SCH.  Among other things, the MTA provides at the closing:

1.	a subsidiary of Genesis will enter into a new long-term master lease providing for a twelve-year initial term;
2.	Genesis will deliver a guaranty of the new master lease;
3.	the restructuring of certain indebtedness of FC/SCH to Omega, including, the guaranty of Genesis to repay such indebtedness as restructured; and
4.	the release of certain other obligations of FC/SCH.

The sole condition to the closing of the transactions contemplated by the MTA is the receipt of all necessary healthcare regulatory approvals in Massachusetts, New Hampshire, Rhode Island and West Virginia to the transfer of the operating licenses from FC/SCH to Genesis.  If not received as of the closing, the facilities located in Vermont will be added to the new master lease when the regulatory approvals for Vermont are received.

As a result of the MTA, during the second quarter of 2011, the Company evaluated the recoverability of the straight-line rent and lease inducements associated with FC/SCH and recorded a $4.1 million provision for uncollectible accounts associated with straight-line receivables and lease inducements.

DIVIDENDS

Common Dividends – On October 13, 2011, the Company’s Board of Directors announced a common stock dividend of $0.40 per share.  The common dividends are to be paid November 15, 2011 to common stockholders of record on October 31, 2011.  At the date of this release, the Company has approximately 103 million common shares outstanding.

2011 ADJUSTED FFO GUIDANCE

The Company modified its guidance for 2011 Adjusted FFO available to common stockholders to be between $1.86 and $1.88 per diluted share.  In August 2011, the Company issued its guidance indicating 2011 Adjusted FFO available to common stockholders would be between $1.82 and $1.86 per diluted share.

The Company’s Adjusted FFO guidance for 2011 excludes the impact of gains and losses from the sale of assets, additional divestitures, impairment of assets, certain revenue and expense items, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company’s Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations.  There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, November 1, 2011, at 10 a.m. Eastern to review the Company’s 2011 third quarter results and current developments.  Analysts and investors interested in participating are invited to call (877) 317-6789 from within the United States or (412) 317-6789 from outside the United States and ask the operator to be connected to the “Omega Healthcare Third Quarter 2011 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2011, the Company owned or held mortgages on 399 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 46,246 licensed beds (44,485 available beds) located in 35 states and operated by 49 third-party healthcare operating companies.  In addition, the Company has two facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2011 Adjusted FFO Guidance.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$2,341,012	$2,366,856
Less accumulated depreciation	(445,272)	(380,995)
Real estate properties – net	1,895,740	1,985,861
Mortgage notes receivable – net	119,076	108,557
	2,014,816	2,094,418
Other investments – net	30,394	28,735
	2,045,210	2,123,153
Assets held for sale – net	811	670
Total investments	2,046,021	2,123,823

Cash and cash equivalents	10,730	6,921
Restricted cash	19,835	22,399
Accounts receivable – net	96,615	92,819
Other assets	58,189	57,172
Operating assets for owned and operated properties	275	873
Total assets	$2,231,665	$2,304,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$45,000	$—
Secured borrowings	198,526	201,296
Unsecured borrowings – net	975,384	975,669
Accrued expenses and other liabilities	114,438	121,859
Operating liabilities for owned and operated properties	472	1,117
Total liabilities	1,333,820	1,299,941

Stockholders’ equity:
Preferred stock issued and outstanding – 4,340 shares Series D with an aggregate liquidation preference of $108,488 as of December 31, 2010	—	108,488
Common stock $.10 par value authorized – 200,000 shares issued and outstanding – 103,346 shares as of September 30, 2011 and 99,233 as of December 31, 2010	10,335	9,923
Common stock – additional paid-in-capital	1,468,598	1,376,131
Cumulative net earnings	614,137	580,824
Cumulative dividends paid	(1,195,225)	(1,071,300)
Total stockholders’ equity	897,845	1,004,066
Total liabilities and stockholders’ equity	$2,231,665	$2,304,007

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue
Rental income	$68,622	$66,299	$203,446	$165,028
Mortgage interest income	3,617	2,576	10,548	7,709
Other investment income – net	383	746	1,641	3,282
Miscellaneous	196	103	265	3,852
Nursing home revenues of owned and operated assets	-	-	-	7,336
Total operating revenues	72,818	69,724	215,900	187,207

Expenses
Depreciation and amortization	24,871	27,742	74,848	58,880
General and administrative	2,873	3,926	10,031	10,002
Stock-based compensation expense	1,520	450	4,518	1,756
Acquisition costs	-	78	45	1,490
Impairment on real estate properties	-	-	24,971	155
Provisions for uncollectible mortgages, notes and accounts receivable	-	-	4,139	-
Nursing home expenses of owned and operated assets	148	480	603	7,849
Total operating expenses	29,412	32,676	119,155	80,132

Income before other income and expense	43,406	37,048	96,745	107,075
Other income (expense):
Interest income	12	11	35	88
Interest expense	(20,101)	(19,070)	(60,173)	(47,350)
Interest – amortization of deferred financing costs	(629)	(978)	(2,026)	(2,881)
Interest –refinancing costs	(3,055)	-	(3,071)	(3,461)
Total other expense	(23,773)	(20,037)	(65,235)	(53,604)

Income before gain (loss) on assets sold	19,633	17,011	31,510	53,471
Gain (loss) on assets sold - net	1,803	(4)	1,803	(4)
Net income	21,436	17,007	33,313	53,467
Preferred stock dividends	-	(2,271)	(1,691)	(6,814)
Preferred stock redemption	-	-	(3,456)	-
Net income available to common stockholders	$21,436	$14,736	$28,166	$46,653

Income per common share available to common stockholders:
Basic:
Net income	$0.21	$0.15	$0.28	$0.50
Diluted:
Net income	$0.21	$0.15	$0.28	$0.50

Dividends declared and paid per common share	$0.40	$0.36	$1.15	$1.00

Weighted-average shares outstanding, basic	103,180	95,698	101,722	92,523
Weighted-average shares outstanding, diluted	103,231	95,987	101,772	92,700

Components of other comprehensive income:
Net income	$21,436	$17,007	$33,313	$53,467
Total comprehensive income	$21,436	$17,007	$33,313	$53,467

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net income available to common stockholders	$21,436	$14,736	$28,166	$46,653
(Deduct gain)/add back loss from real estate dispositions	(1,803)	4	(1,803)	4
Sub – total	19,633	14,740	26,363	46,657
Elimination of non-cash items included in net income:
Depreciation and amortization	24,871	27,742	74,848	58,880
Funds from operations available to common stockholders	$44,504	$42,482	$101,211	$105,537

Weighted-average common shares outstanding, basic	103,180	95,698	101,722	92,523
Restricted stock PRUs	38	281	38	168
Assumed exercise of stock options	—	—	—	3
Deferred stock	13	8	12	6
Weighted-average common shares outstanding, diluted	103,231	95,987	101,772	92,700

Funds from operations per share available to common stockholders	$0.43	$0.44	$0.99	$1.14

Adjusted funds from operations:
Funds from operations available to common stockholders	$44,504	$42,482	$101,211	$105,537
Deduct litigation settlements	—	—	—	(1,111)
Deduct gain from sale of securities	—	—	—	(789)
Deduct nursing home revenues	—	—	—	(7,336)
Add back non-cash preferred stock redemption charges	—	—	3,456	—
Add back non-cash provision for impairments on real estate properties	—	—	24,971	155
Add back non-cash provision for uncollectible accounts receivable	—	—	4,139	—
Add back nursing home expenses	148	480	603	7,849
Add back interest refinancing expense	3,055	—	3,071	3,461
Add back acquisition costs	—	78	45	1,490
Add back non-cash stock-based compensation expense	1,520	450	4,518	1,756
Adjusted funds from operations available to common stockholders	$49,227	$43,490	$142,014	$111,012

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company’s computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its 2011 Adjusted FFO available to common stockholders to be between $1.86 and $1.88 per diluted share.  The following table presents a reconciliation of our guidance regarding 2011 FFO and Adjusted FFO to net income available to common stockholders:

	2011 Projected AFFO
Per diluted share:
Net income available to common stockholders	$0.48	−	$0.50
Adjustments:
Depreciation and amortization	0.97	−	0.97
Funds from operations available to common stockholders	$1.45	−	$1.47

Adjustments:
Preferred stock redemption charge	0.03	−	0.03
Provision for impairments on real estate properties	0.24		0.24
Provision for uncollectible accounts receivable	0.04		0.04
Refinancing interest expense	0.03		0.03
Nursing home operations net loss	0.01		0.01
Stock-based compensation expense	0.06	−	0.06
Adjusted funds from operations available to common stockholders	$1.86	−	$1.88

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)
Total operating revenues	$72,818	$69,724	$215,900	$187,207
Nursing home revenues of owned and operated assets	—	—	—	7,336
Revenues excluding nursing home revenues of owned and operated assets	$72,818	$69,724	$215,900	$179,871

Total operating expenses	$29,412	$32,676	$119,155	$80,132
Nursing home expenses of owned and operated assets	148	480	603	7,849
Expenses excluding nursing home expenses of owned and operated assets	$29,264	$32,196	$118,552	$72,283

This press release includes references to revenues and expenses excluding nursing home owned and operated assets, which are non-GAAP financial measures.  The Company believes that the presentation of the Company’s revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company’s core portfolio as a real estate investment trust in view of the disposition of all but two of the Company’s owned and operated assets and short term holding of owned and operated assets.  Effective June 1, 2010, the Company no longer operates any facilities; therefore, the revenues and expenses of these two entities are not included in our consolidated statements of operations after that effective date.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended September 30, 2011:

	As of September 30, 2011
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	384	42,690	$2,360,212	95%
Loans Receivable(2)	15	1,795	119,076	5%
Total Investments	399	44,485	$2,479,288	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2)	384	43,682	$2,412,278	98%	$55
Assisted Living Facilities	10	510	33,540	1%	66
Specialty Hospitals and Other	5	293	33,470	1%	114
	399	44,485	$2,479,288	100%	$56

Note: table above excludes two facilities classified as held-for-sale. (1) Includes $19.2 million for lease inducement. (2) Includes $0.7 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2011
Rental Property (1)	$68,622	94%	$203,446	94%
Mortgage Notes	3,617	5%	10,548	5%
Other Investment Income	383	1%	1,641	1%
	$72,622	100%	$215,635	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2011
Skilled Nursing Facilities (1)	$70,454	96%	$208,948	96%
Assisted Living Facilities	681	1%	1,744	1%
Specialty Hospitals	1,104	2%	3,302	2%
Other	383	1%	1,641	1%
	$72,622	100%	$215,635	100%

(1) 3rd quarter revenue includes $0.8 million reduction for lease inducement, and $2.7 million YTD. Excludes revenue from owned and operated assets.

Operator Concentration by Investment ($000's)	As of September 30, 2011
	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$323,202	13%
Airamid	38	263,560	11%
Sun Healthcare Group, Inc.	40	229,202	9%
Signature Holdings, LLC	32	225,636	9%
Gulf Coast	17	146,636	6%
Guardian LTC Management (1)	23	145,171	6%
Advocat Inc.	36	145,002	6%
LaVie	17	117,654	5%
Formation Capital	12	110,613	4%
Nexion	21	91,733	4%
Remaining 39 Operators (2)	127	680,879	27%
	399	$2,479,288	100%

Note: table above excludes two facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement. (2) Includes $0.7 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Florida (1)	86	$597,871	24%
Ohio	50	357,326	14%
Pennsylvania	25	174,051	7%
Texas	32	166,970	7%
Tennessee	16	115,583	5%
Maryland	10	99,048	4%
West Virginia (2)	10	79,787	3%
Colorado	11	71,931	3%
Indiana	18	69,670	3%
Kentucky	15	65,403	3%
Alabama	11	59,324	2%
North Carolina	10	57,235	2%
Massachusetts	8	57,049	2%
Louisiana	14	55,343	2%
Mississippi	6	52,644	2%
Arkansas	12	47,313	2%
Remaining 19 States	65	352,740	15%
	399	$2,479,288	100%
Note: table above excludes two facilities classified as held-for-sale. (1) Includes $0.7 million of unamortized principal. (2) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of September 30, 2011
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2011	1,202	-	1,202	1%
	2012	3,577	229	3,806	2%
	2013	33,318	-	33,318	13%
	2014	2,005	691	2,696	1%
	2015	2,051	-	2,051	1%

(1) Based on 2011 contractual rents and interest (assumes no annual escalators).

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended June 30, 2011	50.2%	41.2%	8.6%
Three-months ended March 31, 2011	50.0%	41.6%	8.4%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended June 30, 2011	84.3%	2.3	x	1.8	x
Twelve-months ended March 31, 2011	84.2%	2.2	x	1.8	x
Twelve-months ended December 31, 2010	84.1%	2.1	x	1.7	x
Twelve-months ended September 30, 2010	84.0%	2.0	x	1.6	x

(1)	Based on available beds.

The following table presents a debt maturity schedule as of September 30, 2011:

Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (2)	Line of Credit (1)	Senior Notes	Sub Notes (3)	Total Debt
2011	$-	$-	$-	$-	$-
2012	-	-	-	-	-
2013	-	-	-	-	-
2014	-	-	-	-	-
2015	-	475,000	-	-	475,000
Thereafter	179,055	-	950,000	20,000	1,149,055
	$179,055	$475,000	$950,000	$20,000	$1,624,055

(1) Reflected at 100% borrowing capacity. (2) Excludes $19.5 million of fair market valuations. (3) Excludes $1.3 million of fair market valuations

The following table presents investment activity for the three- and nine - month period ended September 30, 2011:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2011
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$-	-%	$-	-%
Mortgages	5,854	60%	10,461	48%
Other	3,841	40%	11,311	52%
Total	$9,695	100%	$21,772	100%